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                                  EXHIBIT 99.1

                                                                   PRESS RELEASE
                                                               Immediate Release

              Milestones for the Sale of Halter Marine Established

GULFPORT, MS, June 26, 2002 -- Friede Goldman Halter, Inc. (OTCBB: FGHLQ) received milestone dates from the U.S Bankruptcy Court regarding the sale of Halter Marine. The Court auction date has been set for July 16th 2002 with the sale hearing to take place on July 23rd 2002. A copy of the procedures for participating in the auction is available from counsel for the Selling Debtors, Douglas G. Walter, Andrews & Kurth, Mayor, Day, Caldwell & Keeton, 600 Travis, Suite 4200, Houston, Texas 77002. The sale contemplates an agreement for the purchase of all the operating assets and properties of Halter, including the assets at Halter Pascagoula, Halter Moss Point, Moss Point Marine, Halter Port Bienville, Halter Lockport, and Halter Gulfport East including the Corporate Headquarters, Gulfport Central and Three Rivers. The closing is expected to take place in early August 2002.

"There have been a number of parties considering Halter for possible inclusion in their operating platforms because of its strong market presence", said Jack Stone, Principal, Glass & Associates, Inc. and Chief Restructuring Advisor to FGH. "We're pleased with this interest; the sale of Halter Marine is a major step in providing a return to the creditors. The continued loyalty of the employees, customers and suppliers has made this possible".

Friede Goldman Halter is a leader in the design and manufacture of equipment for the maritime and offshore energy industries. Its core operating units are Friede Goldman Offshore (construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment) and Halter Marine, Inc. (a significant domestic and international designer and builder of small and medium sized vessels for the government, commercial, and energy markets).

           For information regarding this or any of our press releases, contact:

                                                        Larry Walker
                                                        Corporate Communications
                                                        (228) 897-4867
                                                        www.fgh.com

*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman Halter, Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-3, the 2001 Annual Report on Form 10-K, and subsequent Forms 10-Q. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.